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                                                                   EXHIBIT 10.20

                  TOWER AUTOMOTIVE SUPPLEMENTAL RETIREMENT PLAN

                         EFFECTIVE DATE: JANUARY 1, 2001

Prepared By:

VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP
Bridgewater Place
333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
(616)336-6000

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                                TABLE OF CONTENTS

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                                                                           PAGE
                                                                           ----
ARTICLE I -- PURPOSE                                                         1

ARTICLE II -- DEFINITIONS AND CONSTRUCTION                                   1
      2.1      Definitions                                                   1
      2.2      Construction                                                  4

ARTICLE III -- PARTICIPATION AND SERVICE                                     4
      3.1      Participation                                                 4
      3.2      Service                                                       5
      3.3      Participation and Service upon Reemployment                   5
      3.4      Changes of Employment Within the Company or Controlled Group  5

ARTICLE IV CONTRIBUTIONS                                                     6
      4.1      Company Contributions                                         6
      4.2      Retirement Savings Agreements                                 7
      4.3      Rules Relating to Reemployed Veterans                         8

ARTICLE V -- ALLOCATIONS TO PARTICIPANT ACCOUNTS                             9
      5.1      Individual Accounts                                           9
      5.2      Account Adjustments                                           9

ARTICLE VI -- BENEFITS                                                      12
      6.1      Retirement or Disability                                     12
      6.2      Death                                                        13
      6.3      Termination for Other Reasons                                14
      6.4      Payment of Benefits                                          16
      6.5      Withdrawals Pursuant to Qualified Domestic Relations Orders  17
      6.6      Designation of Beneficiary                                   17
      6.7      Hardship Withdrawals                                         17

ARTICLE VII -- FUND                                                         18

ARTICLE VIII -- ADMINISTRATION                                              18
      8.1      Allocation of Responsibilities                               18
      8.2      Indemnification                                              18
      8.3      Records and Reports                                          18
      8.4      Appointment of Committee                                     18
      8.5      Claims Procedure                                             19
      8.6      Rules and Decisions                                          20
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
    8.7      Committee Procedures                                             20
    8.8      Authorization of Benefit Payments                                20
    8.9      Application and Forms for Benefits                               20
    8.10     Facility of Payment                                              20

ARTICLE IX -- TERMINATION AND AMENDMENT                                       21
    9.1      Amendments                                                       21
    9.2      Termination                                                      21

ARTICLE X -- NONALIENATION OF BENEFITS AND DOMESTIC
             RELATIONS ORDER                                                  21
    10.1     Nonalienation of Benefits                                        21
    10.2     Procedure for Domestic Relations Orders                          21

ARTICLE XI -- MISCELLANEOUS                                                   22
    11.1     Status of Participants                                           22
    11.2     No Interest in Company Affairs                                   23
    11.3     Governing Law                                                    23
    11.4     Severability of Provisions                                       23
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                                      -ii-
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                THE TOWER AUTOMOTIVE SUPPLEMENTAL RETIREMENT PLAN

      This Plan is adopted by R. J. Tower Corporation, a Michigan corporation, on behalf of itself and its subsidiary corporations, all of whom will be referred to collectively as the "Company," as a non-qualified supplemental retirement plan for a select group of management and highly compensated colleagues.

                                    ARTICLE I
                                     PURPOSE

      The Company is adopting this plan which will be called the Tower
Automotive Supplemental Retirement Plan (the "Plan") effective as of January 1,
2001 to provide a plan for deferring compensation for certain of its colleagues who are restricted in their contributions to TARP by certain statutory limitations on benefits. This Plan is intended to be a non-qualified Plan that will not satisfy the requirements of Code Section 401(a) and to be a "top hat" plan that will be exempt from the requirements of Part 2, 3, and 4 of subtitle D of Title I of ERISA.

                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

      2.1 Definitions. The following words and phrases, when used in this document, will have the following meanings:

            (a) Authorized leave of absence: Any absence authorized by the Company under its standard personnel practices and from which colleagues must return to active employment with the Company within the period au-thorized for the leave. An absence due to service in the armed forces of the United States will be considered an authorized leave of absence provided that the colleague qualifies for reemployment rights under federal law, 38 USC Sections 2021 or 2024 or other statute of similar import, and returns to employment with the Company within the period provided by law.

            (b) Beneficiary: A person or persons, natural or otherwise, desig-nated in accordance with the Plan to receive any death benefit payable un-der this Plan.

            (c)   Code: The Internal Revenue Code of 1986, as amended.

                                       -1-
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            (d)   Committee: The persons appointed to assist the Company in
      administering the Plan.

            (e) Company: R. J. Tower Corporation, a Michigan corporation, and all of its subsidiary corporations.

            (f) Compensation: The total of all amounts paid to a participant during the plan year as base salary for personal services rendered as an colleague and the amount of any elective contributions made for the participant to plans maintained pursuant to Code Sections 125 or 401(k) for the plan year. For participants who are classified in the "600 group", compensation will also include the amount of any bonuses paid to them by the Company during the plan year.

            (g) Disability: A physical or mental condition that permanently prevents a participant from satisfactorily performing the participant's usual duties for the Company or the duties of any position or job the Company makes available and for which the participant is qualified by reason of the participant's training, education, or experience. A participant will not be considered disabled for purposes of this Plan if the condition consists of or results from use of alcohol, narcotics, or other controlled substances, or from an intentionally self-inflicted injury or a felonious enterprise in which the participant was engaged.

            (h) Eligible colleague: A colleague who is in the "600 Group" or who is employed in a classification other than those listed as not eligible to participate in the Plan in Section 3.1 and whose base salary for the year is in excess of $100,000. The $100,000 threshold will be adjusted, as determined by the committee, for changes in the cost of living.

            (i) Colleague: Any person who is employed by the Company during the plan year as a common-law colleague, or who is on temporary layoff status or an authorized leave of absence from a position as a common-law colleague.

            (k) Employer contribution accounts: The accounts maintained to record a participant's share of the contributions made by the Company and the contributions made pursuant to retirement savings agreements between the participant and the Company. The following accounts will be maintained for each participant:

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                  (1)   Deferred profit sharing account. A participant's
            deferred profit sharing account will be maintained to record the participant's share of profit sharing contributions and income with respect to these contributions.

                  (2) Retirement savings account. A participant's retirement savings account will be maintained to record contributions made for the participant pursuant to retirement savings agreements, the participant's share of discretionary contributions, the participant's share of matching contributions on base salary deferrals, and income with respect to these contributions.

                  (3) Incentive matching account. A participant's incentive matching account will be maintained to record the participant's share of matching contributions on EVA incentive compensation bonus deferrals and income with respect to these contributions.

            (l)   ERISA: Public Law No. 93-406, the Employee Retirement Income
      Security Act of 1974, as amended.

            (m) Forfeiture: The portion of a participant's accounts that is forfeited because of termination of employment before full vesting.

            (n)   Fund: The fund known as the Tower Automotive Supplemental
      Retirement Fund and maintained in accordance with the terms of this Plan.

            (o) Participant: A colleague participating in the Plan in accordance with the provisions of Section 3.1 or a former colleague who has an account balance in the Plan or is eligible for a contribution for the plan year.

            (p) Plan: The Tower Automotive Supplemental Retirement Plan as set forth in this document and any later amendments.

            (q) Plan year: The "fiscal year" of the Plan which will be the period of 12 consecutive months ending on December 31 of every year.

            (r) Reemployed veteran: A colleague who returns to employment as an eligible colleague from a leave of absence for military service during the period in which reemployment rights are protected by federal law.

                                       -3-

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            (s)   Retirement Age: Age 65; or age 55 and 10 years of service; or
      any age and 30 or more years of service.

            (t) Service: The period of a participant's employment with the Company computed in accordance with 3.2.

            (u)   Severance of service: The date determined in accordance with
      Section 3.2 on which a former colleague is deemed to have severed employment with the Company for the purposes of this Plan.

            (v) TARP: The Tower Automotive Retirement Plan, a qualified profit sharing 401(k) plan maintained by the Company.

      2.2 Construction. Plural pronouns are used throughout the Plan for purposes of simplicity and will be interpreted to include the singular.

                                   ARTICLE III
                            PARTICIPATION AND SERVICE

      3.1 Participation. Eligible colleagues will become participants in the Plan for the limited purpose of making retirement savings contributions and sharing in matching and discretionary contributions on the first day of the next month after completing 60 days of employment with the Company. Eligible colleagues will become participants in the Plan for the purpose of sharing in profit sharing contributions beginning on the first day of the next month after completing one year of service.

      The following are not eligible to participate in the Plan:

            (a) Colleagues who are not citizens of the United States, who reside and are employed outside the United States, and whose compensation from the Company does not constitute income from sources within the United
      States;

            (b) Colleagues who perform services for the Company pursuant to an agreement between the Company and another person or entity such as an employment agency or colleague leasing organization;

            (c) Colleagues who perform service for the Company pursuant to a written agreement with the company that provides specifically that the colleague will not be eligible to participate in this Plan.

                                       -4-

            (d) Colleagues who are represented by a collective bargaining agent for purposes of bargaining about wages and conditions of employment with the Company.

      3.2 Service. A participant will be credited with a year of service for each full year beginning on the participant's initial date of employment with the Company and terminating on the date of the participant's severance of service with the Company. A participant's severance of service will occur on the earlier of the following:

            (a) The date on which the participant quit, was discharged, died, or retired; or

            (b) The first anniversary of the date on which the participant was absent from employment (with or without pay) for any reason except an authorized leave of absence granted by the Company in writing, or for service in the Armed Forces of the United States.

      If a participant returns to work at any time within one year after the first day of an absence from employment described in (b), the absence will not result in a severance of service and the period of the absence will be counted in determining the participant's period of service. Reemployed veterans will be credited with the period of military service for the purposes of determining service.

      3.3 Participation and Service upon Reemployment. Upon the reemployment of any colleague, the following rules will apply in determining participation in the Plan and years of service under Section 3.2:

            (a) Participation. If the colleague was eligible to participate in the Plan during the prior period of employment and is reemployed as an eligible colleague, the colleague will participate in the Plan as of the date of reemployment. If the colleague was not eligible to participate in the Plan during the prior period of employment and the colleague is reemployed as an eligible colleague, the colleague will be eligible to participate after satisfying the requirements of Section 3.1.

            (b) Service. Any service earned during the prior period of employment will be reinstated immediately.

      3.4 Changes of Employment Within the Company or Controlled Group.

            (a) Changes Resulting in Eligibility to Participate. A colleague who becomes an eligible colleague as a result of a change in employment status

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      with the Company will be given credit for service in accordance with
      Section 3.2 for prior years of employment with the Company and will become a participant in the Plan on the first of the month after satisfying the service requirements of Section 3.1.

            (b) Changes Resulting in Ineligibility to Participate. A participant who ceases to be an eligible colleague as a result of a change in employment status with the Company will share in all Company contributions and forfeiture allocations based on compensation while eligible to participate in the Plan. The participant will be credited with service under Section 3.2 for all service with the Company. The participant will not be considered terminated or separated from service for purposes of this Plan as long as the participant is employed by the Company.

                                   ARTICLE IV
                              CONTRIBUTION CREDITS

      4.1 Contribution Credits.

            (a) Retirement Savings. As of the end of the last full payroll period of each month, the Company will credit to the fund as retirement savings contributions the total amount of the participants' retirement savings contributions for payroll periods ending during the month.

            (b) Matching. As of the end of the last full payroll period of each month, the Company will credit to the fund as matching contributions the amount determined by applying the matching contribution formula adopted by the Company to the amount of each participant's retirement savings contributions to this Plan and TARP, but minus the amount of the matching contributions made to the participant's account in TARP for the same accounting period. The Board of Directors of the Company may change the matching contribution formula at any time and may discontinue matching contribution credits to this Plan.

            (c) Profit Sharing. If the amount of forfeitures for a plan year is insufficient to make allocations to the accounts of reemployed veterans, the Company will credit the fund as of the end of each plan year with the amount required to satisfy these obligations. The Company will also credit the fund for each plan year with the additional amount determined by the Company as a profit sharing contribution for the plan year.

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            (d)   Discretionary. The Company will credit the fund as of the end of each plan year with such additional amount as may be determined by the Company as discretionary contributions for the plan year for specified participants.

      4.2 Retirement Savings Agreements. A participant may enter into a written retirement savings agreement with the Company. The retirement savings agreement will provide that the participant will accept a reduction of base salary and bonuses, if eligible, from the Company (minus retirement savings contributions to TARP) and the Company will credit the participant with retirement savings contributions in the amount of the agreed reduction.

      The retirement savings agreements will be administered in accordance with the following rules:

            (a) The amount of the reductions is limited to the following percentages:

                  (1) For 2001, from 1% to 100% of base salary earned after the adoption of the Plan and for plan years after 2001, from 1% to 16% of base salary; and

                  (2)   For participants who are in the 600 Group:

                        (A) From 1% to 100% of any annual incentive compensation; and

                        (B) From 1% to 100% of any Long Term Incentive Plan Performance Cash payment.

            (b) A participant must maximize 401(k) savings contributions to TARP before being eligible to have retirement savings contributions credited to this Plan. Only contributions in excess of those allowable to TARP will be credited to the participant's account in this Plan;

            (c) A participant's initial retirement savings agreement may apply to payroll periods beginning after it is accepted by the Company if the agreement is filed with the Company within 30 days after the participant becomes eligible. If the initial agreement is not filed with the Company within 30 days after eligibility, then it will apply to compensation earned in the plan year after the plan year in which the agreement is filed with the Company;

            (d) Retirement savings agreements will expire at the end of the plan year and may be suspended by participants at any time for the balance of the year. Participants may enter into new retirement savings agreements for every year and the agreements must be completed and filed with the Company prior to the beginning of the plan year.

      4.3 Rules Relating to Reemployed Veterans. Reemployed veterans will be eligible for the following special considerations under the Plan:

            (a) General Provisions. They will be credited with service in accordance with Section 3.2 and entitled to an allocation of Company contributions in accordance with Section 5.2. They may elect to make retirement savings contributions for plan years during the period of military service and the Company will match the contributions using the matching contribution formulas in effect for the plan years ("makeup contributions"). The amount of the discretionary and makeup contributions will be based on the compensation the reemployed veterans would have received if they had remained in the employ of the Company and, if this cannot be determined with reasonable certainty, then on the basis of the average amount earned each month during the 12-month period immediately preceding the period of military service. Makeup contributions will be subject to the following:

                  (1)   Limits on Makeup Contributions.

                        (A) Makeup Contribution Period. Makeup contributions must be made by the reemployed veteran and the Company during the period beginning on the reemployed veteran's reemployment date and ending on the date that is the lesser of three (3) times the period of military service or five (5) years.

                        (B) Amount of Contributions. The amount of makeup contributions made for any plan year during the period of military service will be further limited as follows:

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                             (i)   The amount of makeup contributions will not
                        include income on the trust occurring during the period of military service and will not be eligible for an allocation of future income until the contribution has been made; and

                             (ii) Makeup contributions will not entitle the reemployed veteran to an allocation of any forfeitures that became available for allocation during the period of military service.

                                    ARTICLE V
                      ALLOCATIONS TO PARTICIPANT ACCOUNTS

      5.1 Individual Accounts. The Company will create and maintain adequate records to disclose the interest in the fund of each participant and beneficiary. The records will be in the form of individual accounts to reflect each participant's credits for retirement savings contributions, share of matching and discretionary contributions, and income. The Company will maintain deferred profit sharing, incentive matching, and retirement savings accounts for each participant, and such other accounts as may be required. Credits and charges will be made to each account in accordance with the provisions of this Plan. Withdrawals will be charged to an account as of the date paid.

      5.2 Account Adjustments. The accounts of participants and beneficiaries will be adjusted in accordance with the following:

            (a) Income. The "income" of the fund will mean the net income or loss from investments, including realized and unrealized gains and losses on securities and other investment transactions, less expenses paid from the fund. All assets will be valued at their fair market value in determining unrealized gains and losses. If any assets are segregated for any purpose, the income from the segregated assets will not be included in account adjustments under this Subsection (a).

            The income will be determined and credited to accounts as of the end of every business day. The income for each business day will be credited to the accounts of participants and beneficiaries who had unpaid balances in their accounts at the end of the day in proportion to the balances in such accounts at the beginning of the day less any distributions or withdrawals from the account during the day.

            If the Company does not create a fund for the Plan, income will be credited to accounts at the end of every calendar quarter at the rate of 110% of the applicable Federal Long Term Rate, as published by the IRS, per quarter.

            (b)   Credits and Forfeitures.

                  (1) Retirement Savings Credits. After the end of each month, retirement savings credits will be credited to the retirement savings accounts of participants in amounts equal to their retirement savings contributions for the month.

                  (2)   Matching Contribution Credits.

                        (A) Eligibility. After the end of each month, matching contributions will be credited to the appropriate account of each participant who was credited with retirement savings contributions for the month.

                        (B)   Method of Allocation.

                             (i) Matching on base salary deferrals. Matching contributions will be credited to retirement savings accounts in the amount determined by applying the matching contribution formula adopted by the Company to the amount of each eligible participant's retirement savings contributions from base salary to this Plan and TARP, and then reducing the amount so determined by the amount of matching contributions credited to the participant's account in TARP.

                              (ii) Matching on annual incentive compensation
                        deferrals. Matching contributions will be credited to incentive matching accounts in the amount determined by applying the matching contribution formula adopted by the Company to the amount of each eligible participant's retirement savings contributions to this Plan from annual incentive compensation. A participant's retirement savings contributions to this Plan from Long Term Incentive Performance Cash payments are not eligible for matching contributions.

                        (3)   Profit Sharing Credits.

                             (A) Eligibility. After each plan year, the Comp-any's profit sharing contribution will be credited to deferred profit sharing accounts in the following order of priority:

                                   (i)   First, to the accounts of reemployed
                             veterans; and

                                   (ii)  Second, to the accounts of
                             participants whose compensation for the year was in excess of the limit on compensation in Code Section 401 (a)(17), and who had been employed by the Company for at least six(6) months during the year or who- se employment terminated during the year after reaching normal retirement age or because of death or disability

                             (B) Military Service Allocations. Military ser-vice credits will be equal to the amount of profit sharing contributions that would have been credited to the accounts of reemployed veterans if they had been employed by the Company during the period of military service.

                             (C) Method of Allocation. The balance of the profit sharing contribution after the credits under (B) will be credited to the accounts of all participants eligible under (A)(ii) in accordance with the ratio of each participant's "excess compensation" for the year to the total excess compensation of all eligible participants for the year. The term "excess compensation" will mean the participant's compensation that is in excess of the limit on compensation in Code
                        Section 401(a)(17).

                        (4) Discretionary Credits. As of the end of each plan year, the Company's discretionary contributions will be credited to the retirement savings account of each participant who is designated by the Company as eligible for a discretionary contribution and in the amount specified by the Company.

                                   ARTICLE VI
                                    BENEFITS

      6.1 Retirement or Disability. Participants who are in the employ of the Company when they attain retirement age will become fully vested in their accounts, regardless of their years of service. Participants whose employment with the Company terminates at or after retirement age, or at an earlier age because of disability, will be entitled to receive the entire amount in their accounts. Participants who remain in the employ of the Company after retirement age will continue to participate in the Plan.

      6.2 Death. If a participant dies while in the employ of the Company, the entire amount in the participant's accounts will be paid to the participant's beneficiary. If a participant dies after termination of employment, the vested amount in the participant's accounts will be paid to the participant's beneficiary.

6.3 Termination for Other Reasons.

      (a) Benefits. If employment terminates prior to retirement age for reasons other than disability or death, the participant will be entitled to receive, in accordance with Section 6.4, the sum of:

            (1) The amounts credited to the participant's retirement savings account;

            (2) An amount equal to the "vested percentage" of the participant's deferred profit sharing account. The vested percentage will be determined on the basis of years of service and the following schedule:

         YEARS OF SERVICE             VESTED PERCENTAGE

         Less than three (3)              0%
         Three (3) or more                100%; and

            (3) An amount equal to the vested amounts in the participant's incentive matching account. The Company will credit the amount of each year's bonus matching contribution to a separate account and the participant will become vested in each separate account when the participant has earned three (3) additional years of service after the end of the year in which the bonus was earned.

      (b) Forfeitures. Upon termination of employment, the non-vested portion of a participant's accounts will be forfeited. If the accounts have been funded, then the amount of the forfeiture will be used to reduce the Company's obligation for military service credits or to pay administrative expenses for the Plan. If a participant whose account was forfeited returns to the employ of the Company, the participant will not have any rights with respect to the amount forfeited.

      (c) Vesting Upon Change in Control. If there is a change in control, the accounts of all participants will become fully vested and upon termination of employment for any reason, the participants will be entitled to receive the entire amount in their accounts. For purposes of this Plan, the term "change in control" will mean an occurrence of a nature with respect to the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the

Securities Exchange Act of 1934. Without limiting the inclusiveness of the definition in the preceding sentence, a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

            (1) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

            (2) At any time a majority of the board of directors of the Company is comprised of other than continuing directors (for purposes of this section, the term continuing director means a director who was either
      (A) first elected or appointed as a director prior to the effective date of this agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then continuing directors); or

      (3)   Any of the following occur:

                  (A) Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the Company or surviving entity immediately after the merger of consolidation with another entity;

                  (B) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company on a consolidated basis;

                  (C)   Any liquidation or dissolution of the Company;

                  (D) Any reorganization, reverse stock split, or recapitalization of the Company which would result in a change in control; or

                  (E) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

      6.4 Payment of Benefits.

            (a) Commencement Date. Benefit payments will begin or be made, as the case may be, in January of the year following the year in which the participant becomes eligible for payment.

            (b) Form of Payment for Payments Made After Retirement Age or Because of Death or Disability. A participant whose employment terminates after normal retirement age or because of death or disability may determine the form in which benefits may be paid by filing an application for benefits with the committee at least 15 months prior to the month in which the participant's employment terminates. The application will constitute an irrevocable election of the form of payments. If a participant does not file an application for benefits on a timely basis, the committee will determine the form of payment which may be made in any of the following ways:

                  (1) A single lump sum payment of the entire amount in the accounts; or

                  (2) Annual payments over a period not to exceed 10 years if payment is made on account of termination of employment for reasons other than death and over a period of not more than five (5) years if termination occurs as a result of death. Each installment payment will be equal to the balance in the accounts divided by the number of installment payments then remaining.

            (c) Form of Payment for Other Terminations of Employment. For participants whose employment terminates prior to retirement age for reasons other than death or disability, payment of their accounts will be made in a single lump payment of the entire amount in the accounts.

      6.5 Withdrawals Pursuant to Qualified Domestic Relations Orders. Benefits payable to an alternate payee pursuant to a qualified domestic relations order will be paid to the alternate payee as soon as possible after application for withdrawal has been made by the alternate payee.

      6.6 Designation of Beneficiary. If a participant dies before receipt of the participant's entire account balances, death benefits will be paid to the participant's beneficiary. A participant may designate a beneficiary or beneficiaries.

      Each beneficiary designation will be on a form prescribed by the Company and will be effective only when filed with the Company during the participant's lifetime. Each beneficiary designation filed with the Company will cancel all beneficiary designations previously filed. If any participant fails to designate a beneficiary, or if the beneficiary dies before the participant, the Trustee will distribute the benefits to the participant's spouse if surviving and if not to the participant's estate.

      6.7 Hardship Withdrawals. The Company may permit a participant who is a colleague of the Company to withdraw the participant's retirement savings contributions if the Company determines that a withdrawal is necessary to enable the participant to meet immediate and heavy financial needs and the amount necessary to meet the need is not reasonably available to the participant from other sources. Hardships may include medical expenses of the participant or dependents, purchase of a principal residence or prevention of foreclosure on the principal residence, tuition and fees of the participant or dependents for the next academic year, and prevention of eviction.

      The amount of any hardship withdrawal may not exceed the lesser of the amount required to correct the hardship or the amount of the retirement savings account. The Company will consider all hardship requests on a uniform basis and may establish additional rules with respect to withdrawals.

      A participant requesting a hardship withdrawal must have received all other withdrawals and loans available from this Plan and any other qualified plan maintained by the Company. The retirement savings contributions of a participant receiving a hardship withdrawal will be suspended during the 12-month period following the withdrawal.

                                   ARTICLE VII
                                      FUND

      The Company may establish a supplemental retirement fund for the amounts credited under this Plan. The Company will be the owner of the fund and may invest the assets of the fund with other assets of the Company, or may invest the assets in a separate account or accounts as determined by the Company.

      The Company may establish a trust for the fund and transfer the assets of the fund to the trust, but the assets of the trust will remain subject to the claims of the creditors of the Company.

                                  ARTICLE VIII
                                 ADMINISTRATION

      8.1 Administrator. The Company will be the plan administrator for this Plan and will be responsible for the proper administration of the Plan. The Company will have the responsibility and discretionary authority for interpreting the terms of the Plan, for determining eligibility for participation and benefits, and for determining the amount of the participant's benefits.

      8.2 Indemnification. The Company will indemnify the members of the committee and any other colleagues of the Company who are deemed fiduciaries under ERISA, and hold them harmless, against any and all liabilities, including legal fees and expenses, arising out of any act or omission made or suffered in good faith pursuant to the provisions of the Plan, or arising out of any failure to discharge any fiduciary obligation imposed by ERISA other than a willful failure to discharge an obligation of which the person was aware.

      8.3 Records and Reports. The Company will exercise such authority and responsibility as it deems appropriate in order to comply with ERISA with regard to records of participant's service, account balances, and the vested percentages, notifications to participants, and annual reports to governmental agencies.

      8.4 Appointment of Committee. The Company may appoint a committee to assist in the administration of the Plan. The committee will consist of as many persons as may be appointed by the Company and will serve at the pleasure of the Company. All usual and reasonable expenses of the committee will be paid by the Company. If a committee is not appointed, all duties assigned to the committee in this Plan will be performed by the Company.

      8.5 Claims Procedure. The Company will make all determinations regarding benefits based on its interpretation of the terms of the Plan. The Company will notify the participant or beneficiary in writing if any claim for benefits is denied. The notice of denial will be mailed by certified mail, return receipt requested, to the participant or beneficiary within 90 days after receipt of the request for benefits. The notice will explain the reasons for the denial in language that may be understood by the participant or beneficiary and will specify the Plan provisions upon which the denial is based. If the denial is based on the failure of the participant or beneficiary to supply certain materials or information, the notice will so state. The notice will advise that the denial may be appealed to the committee and will include an explanation of the appeal procedure.

      The appeal procedure will be as follows:

            (a) If claimants are not satisfied with a decision of the committee, they must exhaust their administrative remedies under this Plan by filing a written notice of appeal with the committee not later than 90 days after receipt of the notice of denial;

            (b) Claimants or their duly authorized representatives may review any documents that are pertinent to the appeal. Claimants or their duly authorized representatives must file in writing all materials to be reviewed in the appeal process and all arguments relevant to the appeal. All materials and arguments must be filed with the notice of appeal or within 30 days after filing the notice of appeal;

            (c) The Company will render its decision on the appeal within 60 days unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If an extension of time for review is required because of special circumstances, the Company will notify the claimant of the extension prior to the commencement of the extension. An extension of time for review will not entitle the claimant to a hearing as to the appeal. All appeal materials must be submitted in writing; and

            (d) The Company will advise the claimant in writing of the decision on the appeal with an explanation of the reasons for the decision in language that may be understood by the claimant with references to the plan provisions upon which the decision is based.

      8.6 Rules and Decisions. The committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the committee will be uniformly applied to all participants in similar circumstances. When making a determination or calculation, the committee will be entitled to rely upon its interpretation of the terms of the Plan and information furnished by a participant or beneficiary, the Company and the legal counsel of the Company.

      8.7 Committee Procedures. The committee may act at a meeting or in writing without a meeting. The committee may elect one of its members as chairman, appoint a secretary who need not be a committee member, and advise the Company of such actions in writing. The secretary will keep a record of all meetings. The committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the committee will be made by the vote of the majority including actions in writing taken without a meeting.

      8.8 Authorization of Benefit Payments. The committee will issue directions to the Company concerning all benefits which are to be paid pursuant to the provisions of the Plan.

      8.9 Application and Forms for Benefits. The Company may require a participant to complete and file an application for a benefit and all other forms approved by the Company, and to furnish all pertinent information requested by the Company.

      8.10 Facility of Payment. Whenever a person entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage financial affairs, the Company may make payments to the person or to a legal representative, a relative or friend for the person's benefit, or the Company may apply the payment for the benefit of the person in such manner as the Company considers advisable. If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Company may delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as fiduciary for the minor. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for the benefit under the provisions of the Plan.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

      9.1 Amendments. The Company may at any time amend any or all of the provisions of this Plan, but may not reduce the amount of a participant's account balance or the vested amount of any participant's accounts.

      The enterprise leader of the Company, or such other officers as may be designated by the board of directors of the Company, may amend the Plan by executing a document that expressly provides that it is an amendment to the Plan. The amendment may apply prospectively or retroactively as permitted by law and the effective date of the amendment must be stated in the document. The compensation committee of the board of directors will approve any amendment that increases the general level of benefits in the Plan.

      9.2 Termination. The Plan may be discontinued at any time by the Company. Upon complete or partial termination of the Plan, including complete discontinuance of contributions, the trust will be continued to be administered as provided in this Plan.

                                    ARTICLE X
                NONALIENATION OF BENEFITS AND DOMESTIC RELATIONS
                                     ORDERS

      10.1 Nonalienation of Benefits. No interest, right, or claim in or to any part of the trust or any benefit payable from the Plan will be assignable, transferable, or subject to sale, assignment, garnishment, attachment, execution, or levy of any kind and the Company will not recognize any attempt to so transfer, assign, sell, pledge, or levy upon the same except to the extent required by law. This provision will not apply to any "qualified domestic relations order," as defined in Section 414(p) of the Code.

      10.2 Procedure for Domestic Relations Orders. Whenever the Company is served with a domestic relations order from a court of competent jurisdiction, the Company will follow the following procedure in determining whether the order constitutes a "qualified domestic relations order" that would be exempt from the general spendthrift protection of this Article:

            (a) The Company will notify the participant and the "alternate payees" named in the order that the order was served on the Company and that objections concerning the order must be submitted in writing within 15 days;

            (b) The Company will determine whether the order is a "qualified domestic relations order" as defined in Code Section 414(p) and notify the participant and each alternate payee of its determination. If the Company determines that the order is a qualified domestic relations order, the Company will direct the Trustee to make payment in accordance with the order;

            (c) During the period in which the Company is determining the status of the order, payment of any benefits in dispute will be deferred and the amount of the disputed payments will be segregated in a separate account in the Plan. If the order is determined to be a qualified domestic relations order within 18 months after segregation of the benefits in dispute, the Company will pay the segregated amount, plus income, to the persons entitled to receive them in accordance with the order;

            (d) If the Company determines that the order is not a qualified domestic relations order, or if the 18 month period described in (c) has expired and the qualification issue has not been resolved, the Company will pay the segregated funds to the person or persons who would have received them if the order had not been served on the Company. If the Company determines that the order is a qualified domestic relations order after expiration of the 18 month period, the order will be applied prospectively only; and

            (e) The Company will notify the participant and the alternate payees of its decision concerning the qualified status of the order. Payments pursuant to the order will be made as soon as practicable after the status of the order has been determined or as soon as the amounts become payable pursuant to the provisions of Article VI of this Plan.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Status of Participants. No participant will have any right or claim to any benefits under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan will not be construed as creating any contract of employment between the Company and any participant or to otherwise confer upon any participant or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to discharge any participant without regard to any effect the discharge might have upon the participant's rights under the Plan.

      11.2 No Interest in Company Affairs. Nothing contained in this Plan or this document will be construed as giving any participant, colleague or beneficiary an equity or other interest in the assets, business, or affairs of the Company or the right to examine any of the books and records of the Company.

      11.3 Governing Law. This Plan will be interpreted, construed, and enforced in accordance with the law of the state of Michigan except to the extent preempted by ERISA.

      11.4 Severability of Provisions. If any provisions of the Plan will be declared void and unenforceable, the other provisions will be severable and will not be affected thereby, and to the extent that the trust or Plan will ever be in conflict with, or silent with respect to, the requirements of any other law or regulation, the provisions of the law or regulation will govern.

      IN WITNESS WHEREOF, the Company has caused this Plan document to be executed this 3 day of DEC, 2001.

                                          R. J. TOWER CORPORATION

                                          By  /s/ XXXXX
                                              -------------------------------
                                          Its CORPORATE OFFICER

                     FIRST AMENDMENT TO THE TOWER AUTOMOTIVE
                          SUPPLEMENTAL RETIREMENT PLAN

      THIS FIRST AMENDMENT to the Tower Automotive Supplemental Retirement Plan (the "Plan") is adopted by R. J. Tower Corporation, a Michigan corporation (the "Company"), with reference to the following:

            A. The Company adopted a supplemental retirement plan for a select group of its management and highly compensated employees, effective January 1,2001.

            B. The Company wishes to amend the Plan to increase the percentage of base pay that may be deferred under the Plan.

      NOW, THEREFORE, the Plan is amended as follows:

            1. Section 4.2(a)(1) of the Plan is amended in its entirety to read as follows:

                  (1) For plan years after 2001, from 1% to 100% of base salary, minus the amounts the Company is required to withhold for payroll taxes; and

            2. This Amendment will be effective as of January 1, 2002.

      IN WITNESS WHEREOF, the Company has caused this First Amendment to be adopted this 3 day of DEC., 2001.

                                          R. J. TOWER CORPORATION

                                          By  /s/ XXXXX
                                              -----------------------------
                                          Its CORPORATE OFFICER

                             SECOND AMENDMENT TO THE
                  TOWER AUTOMOTIVE SUPPLEMENTAL RETIREMENT PLAN

      THIS SECOND AMENDMENT to the Tower Automotive Supplemental Retirement Plan (the "Plan") is adopted by R. J. Tower Corporation, a Michigan corporation, with reference to the following:

            A. The Company adopted a supplemental retirement plan for a select group of its management and highly compensated, effective January 1, 2001.

            B. The Company wishes to amend the Plan to accelerate vesting for participants whose employment terminates as the direct result of the sale of a business unit.

      NOW, THEREFORE, the Plan is amended as follows:

            1. A new subsection (d) is added to Section 6.3 of the Plan to read as follows:

                  (d) Accelerated Vesting. Participants whose employment
            terminates as the direct result of a sale of a business unit will become 100% vested in all of their accounts regardless of their years of service.

            2. This Amendment will be effective as of January 1, 2003.

      IN WITNESS WHEREOF, the parties have caused this Second Amendment to be adopted this 14 day of January, 2003.

                                          R. J. TOWER CORPORATION

                                          By  /s/ XXXXX
                                              -----------------------------
                                          Its Total Compensation Lender

                     THIRD AMENDMENT TO THE TOWER AUTOMOTIVE
                          SUPPLEMENTAL RETIREMENT PLAN

      This Third Amendment to the Tower Automotive Supplemental Retirement Plan (the "Plan") is adopted by R. J. Tower Corporation, a Michigan corporation (the "Company"), with reference to the following:

      A. The Company adopted a Supplemental Retirement Plan for a select group of its management or highly compensated employees in 2001, and amended the Plan on two occasions thereafter; and

      B. The Company wishes to amend the Plan further to modify the eligibility requirements and the provisions for payment of benefits.

      NOW, THEREFORE, the Plan is amended as follows:

      1. Section 3.1 is amended by adding the following sentence at the end of the current paragraph of the section:

            Eligible colleagues who are in the "600 Group" and who have already made the maximum elective deferral contributions allowable for the year under Code Section 402(g) will become participants in the Plan for the limited purpose of making retirement savings contributions on the first day of the next month after their date of employment.

      2.    Section 6.4 is amended in its entirety to read as follows:

      6.4   PAYMENT OF BENEFITS.

            (a) Payment Upon Retirement After Retirement Age or Because of Death or Disability.

                  A participant whose employment terminates after retirement age or because of death or disability may determine the form and timing for payment of the participant's benefits by filing an election form with the committee at least 12 months prior to the month in which the participant's employment terminates. The last election form filed by a participant at least 12 months prior to the month in which the participant's employment terminates will constitute an irrevocable election as to the form and timing of payments.

                  If a participant does not file an election form on a timely basis, the benefits will be paid as follows:

                  (i) If employment terminates as a result of death or disability, payment will be made in a single lump sum payment of the entire amount in the participant's accounts during January of the year following the year in which employment terminates; and

                  (ii) If employment terminates after retirement age for reasons other than death or disability, payments will be made in a single lump sum payment of the entire amount in the participant's accounts during January of the second year following the year in which employment terminates unless the participant files with the committee, at least 12 months prior to the month in which payment would otherwise be made, an irrevocable written election to defer payment until a later date specified in the written election, in which case payment will be made in accordance with the written election.

            (b) Payment Upon Termination of Employment Prior to Retirement Age for Reasons Other Than Death or Disability.

                  For participants whose employment terminates prior to retirement age for reasons other than death or disability, payment will be made in the single lump sum payment of the entire amount in their accounts during January of the year following the year in which employment terminates.

      3.    This Amendment will be effective as of August 1, 2003.

      IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 17th day of September, 2003.

                                          R. J. TOWER CORPORATION

                                          By: ___________________________

                                                Its _____________________

                            FOURTH AMENDMENT TO THE
                                TOWER AUTOMOTIVE
                          SUPPLEMENTAL RETIREMENT PLAN

      This Fourth Amendment to the Tower Automotive Supplemental Retirement Plan (the "Plan") is adopted by R. J. Tower Corporation, a Michigan corporation (the "Company"), with reference to the following:

      A. The Company adopted the Plan for a select group of its management or highly compensated employees in 2001, and amended the Plan on three occasions thereafter; and

      B. The Company wishes to amend the Plan further to allow inservice withdrawals from the Plan subject to a penalty.

      NOW, THEREFORE, the Plan is amended as follows:

      1.    ARTICLE VI IS AMENDED BY ADDING THE FOLLOWING AS A NEW SECTION 6.8:

      6.8 Withdrawal with Penalty. Participants may withdraw from their accounts from time to time; provided, however, that an amount equal to 10% of the amount withdrawn or $25,000, whichever amount is smaller, will be forfeited by the participant and returned to the Company from the participant's account at the time of the withdrawal. The amount of any withdrawal plus the 10% forfeiture cannot exceed 100% of the vested balance of the participant's accounts. Participants may exercise their right to withdraw under this section at any time as long as they have not made a withdrawal under this section during the previous six (6) months.

      2. THIS AMENDMENT WILL BE EFFECTIVE IMMEDIATELY UPON APPROVAL BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this_________day of December, 2003.

                                          R. J. TOWER CORPORATION

                                          By: ____________________________

                                                     Its _________________